Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of VB Trade Inc, of our report dated January 12, 2007 on our audit of the financial statements of VB Trade Inc as of December 31, 2006 and 2005, and the related statements of operations, stockholders' equity and cash flows from inception July 6, 2005 through December 31, 2006 and 2005 and for the years then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
March 1, 2007





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                       (702) 253-7511 Fax (702) 253-7501